Exhibit 3(i)

                          TERRITORIAL RESOURCES, INC.
                           ARTICLES OF INCORPORATION

                (AS AMENDED THROUGH AND INCLUDING MAY 19, 1997)


                                   ARTICLE I
                                   ---------
                                     Name
                                     ----

     The name of the corporation is:  Territorial Resources, Inc.


                                  ARTICLE II
                                  ----------
                              Period of Duration
                              ------------------

     The corporation shall exist in perpetuity, from and after the date of filing these Articles of Incorporation with the Secretary of State of the State of Colorado unless dissolved according to law.


                                  ARTICLE III
                                --------------
                              Purposes and Powers
                              -------------------

     1. Purposes. Except as restricted by the Articles of Incorporation, the corporation is organized for the purpose of transacting all lawful business for which corporations may be incorporated pursuant to the Colorado Corporation Code.

     2. Partial Liquidations. The board of directors of the corporation may distribute, from time to time, to its shareholders in partial liquidation, out of stated capital or capital surplus of the corporation, a portion of its assets in cash or property.

     3. Issuance of Shares. The board of directors of the corporation may divide and issue any class of stock of the corporation in series pursuant to a resolution properly filed with the Secretary of State of the State of Colorado.


                                   ARTICLE IV
                                   ----------
                                 Capital Stock
                                 -------------

     The aggregate number of shares which this corporation shall have authority to issue is (a) two hundred million (200,000,000) shares of common stock, no par value each, which shares shall be hereinafter referred to as the "Common Stock", and (b) five million (5,000,000) shares of preferred stock, $0.10 par value each, which shares

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shall be hereinafter referred to as the "Preferred Stock". Three million five hundred sixty-two thousand five hundred (3,672,500) of such shares of Preferred Stock shall be designated as "Preferred Stock, Series A" (hereinafter referred to as the "Series A Preferred Stock"). No holder of any shares of capital stock of the corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the corporation, including shares or securities held in the treasury of the corporation, and cumulative voting shall not be allowed in the election of directors of the corporation. The above referenced shares of capital stock shall also have the following other rights, preferences and limitations:

Common Stock
------------

     1. Dividends. Subject to the rights and preferences of the Preferred Stock, dividends in cash, property or other shares of the corporation may be paid upon the Common Stock, as and when declared by the Board of Directors, out of funds of the corporation to the extent and in the manner permitted by law.

     2. Distribution in Liquidation. Upon any liquidation, dissolution or winding up of the corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the corporation shall be distributed, either in cash or in kind, first to the holders of the Preferred Stock to the extent and in the order they are entitled and, then, the remainder pro rata to the holders of the Common Stock.

     3. Voting Rights. Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders.

Series A Preferred Stock
------------------------

     The Series A Preferred Stock shall have the following rights, preferences and limitations:

     1. Consideration. The Series A Preferred Stock shall be issued for such consideration, not less than the respective par value thereof, and for such corporate purposes as the Board of Directors of the corporation may determine.

     2. Units. At the time of issuance of the Series A Preferred Stock, one warrant (singularly the "Warrant" and collectively "Warrants") shall be issued with respect to each share of Series A Preferred Stock. Each Warrant and share of Series A Preferred Stock shall form a unit represented only by a single certificate hereinafter referred to as the "Preferred Units"). The Preferred Units shall be evidenced by certificates (the "Preferred Unit Certificates"). Until the expiration date of the Warrants, each Preferred Unit shall represent one share

                                       2
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of Preferred Stock and one Warrant. After such expiration date, each Preferred
Unit shall represent only one share of Preferred Stock. The Warrants shall have such terms and conditions as the Board of Directors of the corporation shall determine in its sole discretion. Subject to transfer agent and any other requirements of the corporation, the Preferred Units will be transferable; however, until the expiration date of the Warrants, the Series A Preferred Stock will be separately transferable only after the Warrants corresponding to such Series A Preferred Stock have been exercised.

     3. Issue Price. The term "Issue Price" as hereinafter used shall mean Twenty-Eight Cents ($.28) per each share of Series A Preferred Stock.

     4. Dividends. The holders of Series A Preferred Stock shall be entitled to receive quarterly dividends calculated on the aggregate Issue Price of their shares of Series A Preferred Stock at a floating per annum rate (the "Dividend Rate") equal to the rate Allied Bank of Texas, Houston, Texas has publicly announced as being its prime rate (the "Prime Rate"), less one and one-half percent (1 1/2%) per annum, but in no event shall such Dividend Rate ever be less then eight percent (8%) per annum or more than fourteen percent (14%) per annum. The dividends on the Series A Preferred Stock with respect to each calendar quarter shall be declared and paid to the extent funds are legally available out of surplus or net profits of the corporation on the first day of January, April, July and October immediately following completion of the calendar quarter (hereinafter singularly referred to as "Record Date" and collectively as "Record Dates"), before any dividend shall be declared, set apart for, or paid upon any other series of Preferred Stock or the Common Stock of the corporation. The Dividend Rate for any calendar quarter shall be the Prime Rate which is in effect on the Record Date constituting the first date of such calendar quarter. The dividends on the Series A Preferred Stock shall be cumulative, so that if the corporation fails in any calendar quarter to declare and pay such dividends on all of the issued and outstanding Series A Preferred Stock, such deficiency in the dividends shall be paid on or set apart for any other series of Preferred Stock or the Common Stock. Such dividends, as cumulated, are hereinafter referred to as the "accrued dividends."

     In lieu of payment of any quarterly dividend in cash, the Board of Directors of the corporation may, from time to time, elect to pay all or any part of such dividend by issuing and distributing the corporation's Common Stock to the holders of Series A Preferred Stock. In addition, should the corporation elect not to pay a cash dividend for any quarter, the corporation is obligated to distribute such Common Stock in lieu of the cash dividend, subject to other applicable legal restrictions. Such distribution shall be pro rata to the holders of Series A Preferred Stock. The number of shares of Common Stock to be issued to the holders of Series A Preferred Stock in lieu of their cash dividend shall be determined in accordance with the following:

             AD
          -------
     N = (.90 x P)

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

     The letters in the above formula shall have the following meanings: "N" means the number of shares of Common Stock which must be issued. "AD" means the accrued dividend amount with respect to which the Common Stock is being distributed. "P" means (I) in case the Common Stock is not then listed and traded upon a recognized securities exchange, the average of all of the bid prices for such stock on the applicable Record Date (as reported by a recognized stock quotation service) or in the event that there shall be no such average of bid prices on such Record Date, then such figure on the date nearest preceding such Record Date when such quotations were given, or (ii) in case the Common Stock shall then be listed and traded upon a recognized securities exchange, the mean between the highest and lowest selling prices at which shares of the Common Stock were traded on such recognized securities exchange on the Record Date or, if the Common Stock was not traded on such Record Date, the mean of such prices on the date nearest preceding such Record Date.

     Dividends on shares of the Series A Preferred Stock shall accrue from the date the Series A Preferred Stock is issued. Subject to the foregoing provisions, the Series A Preferred Stock shall not be entitled to participate in any other or additional surplus or net profits of the corporation.

     5. Voting Rights. Each share of the Series A Preferred Stock shall entitle the holder thereof to one vote for each share held, and, except as otherwise provided herein or by law, the Series A Preferred Stock and the Common Stock shall vote together as a class.

     6. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and liabilities of the corporation, the holders of the Series A Preferred Stock shall be entitled to receive out of the remaining net assets of the corporation, the Issue Price in cash or property for each outstanding share of Series A Preferred Stock owned by such holder, plus any unpaid accrued dividends thereon before any payment to the holders of any other series of Preferred Stock or the Common Stock.

     7.  Convertibility.
         ---------------

     a. Convertibility into Common Units or Common Stock. The holders of shares of outstanding Series A Preferred Stock shall have the right at any time on or before June 14, 1988 to surrender the certificates evidencing such shares and receive, in lieu and in conversion thereof and in lieu of any unpaid accrued dividends, a certificate evidencing one share of Common Stock of the corporation for each share of Series A Preferred Stock so surrendered, plus one additional share of Common Stock for each Twenty-Eight Cents ($.28) of any unpaid accrued dividends on the shares of Series A Preferred Stock so surrendered; provided that, prior to the expiration date of the Warrants which are part of the Preferred Units, the Series A Preferred Stock which is part of the Preferred Units may not be converted until the corresponding Warrants

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are exercised. Although each holder of shares of Series A Preferred Stock may exchange, convert and surrender all or any such shares, he shall not have the right to exchange, convert and surrender a fraction of a share. The shares of Series A Preferred Stock so exchanged and converted shall not be reissued by the corporation.

     Any holder of any Series A Preferred Stock electing to convert shall surrender the certificates representing the shares to be converted at the office of any transfer agent for the Series A Preferred Stock, with the form of written request for conversion duly attached to such certificates. The conversion right shall be deemed to have been exercised immediately prior to the close of business on the date on which the certificates for such Series A Preferred stock shall have been so surrendered, and the person entitled to receive the securities issuable upon such conversion shall be treated for all purposes as the record holder of same on said date. For purposes of this Paragraph 7, shares of Series A Preferred Stock shall be deemed to have been surrendered when they are (i) delivered to the corporation's transfer agent by hand, or (ii) placed in the U.S. mails, first class, postage prepaid, addressed to the corporation's transfer agent.

     As soon as practicable after the conversion of any shares of Series A Preferred Stock provided for herein into Common Stock, the corporation shall deliver to the person entitled thereto, directly or at the office of the transfer agent for such Series A Preferred Stock, certificates representing shares of Common Stock. The corporation, as a condition to the exercise of any right of conversion, may require the payment of a sum equal to any transfer tax or other governmental charge (but not including any tax payable upon the issue of stock deliverable upon such conversion) that may be imposed or required by law upon any transfer incidental or prior thereto, or the submission of proper proof that the same has been paid.

     The conversion rate as to any unconverted shares of Series A Preferred Stock at any time in effect hereunder shall be equitably adjusted in any of the following cases:

     (i) In case the corporation shall at any time issue any of its Common Stock in subdivision of its outstanding Common Stock, by reclassification, or otherwise, the conversion rate then in effect shall be increased proportionately, and in like manner, in the case of any combination of Common Stock, by reclassification or otherwise, the conversion rate then in effect shall be proportionately decreased.

     (ii) In case the corporation shall pay a dividend or make a distribution upon its Common Stock in Common Stock or any security convertible into Common Stock without the payment of any further consideration to receive such Common Stock into which the security is convertible, then in each such case, from and after the record date for determining the stockholders entitled to receive such dividend or distribution, the conversion rate then in effect shall be increased in proportion to the increase in the number of outstanding shares of Common Stock effected by such dividend or distribution. For the purposes of this subparagraph, the payment of a dividend in, or the distribution of, securities convertible into Common Stock shall be deemed to have effected an increase in the number of outstanding shares of Common Stock equal to the number of shares of Common Stock into which such securities shall be initially convertible; provided, however, that upon the expiration of the right to convert any of such convertible securities, the increase in the number of outstanding shares of Common Stock deemed to have been effected by the issuance of such convertible securities shall be disregarded and the conversion rates for the Series A Preferred Stock shall be recalculated based upon the aggregate shares of Common Stock actually received as a result of conversion.

     (iii) No adjustment of the conversion rate shall be made by reason of the issuance of Common Stock or securities convertible into Common Stock in exchange for cash, property or services equal to or in excess of Twenty-Two Cents ($.22) per share.

     (iv) Except as provided below, in case the corporation at any time or from time to time shall issue or sell any additional shares of Common Stock at a price per share less than Twenty-Two Cents ($.22) per share or issue, sell, grant or assume any options to purchase, or securities convertible into, Common Stock at a price per share less than said $.22 per share, the number of shares of Common Stock into which each share of Series A Preferred Stock may be converted thereafter shall be determined in accordance with the following formula:

                  C x .22
           --------------------
     S =    12,465,420 + E + U

     The letters in the above formula shall have the following meanings: "S" means the number of shares of Common Stock into which each share of Series A Preferred Stock may be converted. "C" means the total number of shares of Common Stock outstanding immediately after the issuance or sale referred to above. "E" means the aggregate consideration, if any, received by the corporation upon such issue or sale of any such securities at a price per share more than said $.22. "U" means the aggregate consideration, if any, received by the corporation upon such issue or sale of such securities at a price per share less than said $.22.

     For purposes of the preceding paragraph, effect shall only be given to options or any rights of conversion or exchange of convertible securities (collectively referred to as "Options") if the aggregate consideration to be received upon the issuance and exercise of the Options is less than said $.22 per share of Common Stock. In the event the aggregate consideration is less than said $.22 per share, the computations in the preceding paragraph shall be made assuming that the Options had been exercised. Upon the expiration of any such Options which shall not have been exercised, the conversion rate, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed and effect shall only be given to additional shares of

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Common Stock actually issued or sold upon the exercise of such Options. The aggregate consideration received shall include the consideration actually received by the corporation upon such exercise.

     For purposes of this Paragraph 7(a)(iv), (a) the issuance or of grant of options with respect to employees of the corporation pursuant to any employee's stock option, stock bonus or other employee benefit plans shall not be considered any event requiring the adjustment of the conversion rate nor shall shares issued or issuable pursuant to any such plan or consideration paid or payable therefor be included in the formula contained above for determining any adjustment of the conversion rate and (b) outstanding Common Stock repurchased by the corporation and subsequently sold by the corporation for a price not less than the repurchase price shall not require the adjustment of the conversion rate.

     (v) In case of any capital reorganization or any reclassification of the capital stock of the corporation or in case of the consolidation or merger of the corporation with or into another corporation or the conveyance of all or substantially all of the assets of the corporation to another corporation, each share of Series A Preferred Stock provided for herein shall be convertible thereafter into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the corporation deliverable upon conversion of such share of Series A Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to adjustments of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the shares of the Series A Preferred Stock.

     Whenever the conversion rate is required to be adjusted as provided herein, the corporation shall forthwith compute the adjusted conversion rate and shall prepare a certificate setting forth such adjusted conversion rate and showing in detail the facts upon which such adjustment is based. Such certificate shall forthwith be filed with the transfer agent for the Series A Preferred Stock and thereafter, until further adjusted, the adjusted conversion rate shall be as set forth in said certificate, provided that the computation of the adjusted conversion rate shall be reviewed at least annually by the independent certificate public accountants regularly employed by the corporation and said accountants shall file a corrected certificate, if required, with the transfer agent. The corporation shall cause the transfer agent for the Series A Preferred Stock to mail to the holders thereof, at the time of each such adjustment, a statement setting forth the adjustment, if any, made in the conversion rate and not theretofore reported to such holders, and the reasons for such adjustment.

     So long as any shares of the Series A Preferred Stock remaining outstanding and the holders thereof have the right to convert said shares, the corporation will at all times reserve from its authorized Common Stock a sufficient number of shares to provide for such conversions. As a condition precedent to the taking of any action which would cause an adjustment reducing the conversion price below the then par value of the shares of Common Stock issuable upon conversion of any Series A Preferred Stock provided for herein, the corporation will take such corporate action as may be necessary in order that it may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted conversion price.

     b. Convertibility into Debt. During the period commencing June 15, 1988 and ending September 15, 1988, each holder of Series A Preferred Stock shall have the right to surrender the certificate or certificate evidencing not less than all of such shares owned by him and receive, in lieu and in conversion thereof and in lieu of any unpaid dividends theretofore accrued, an unsecured negotiable promissory note (the "Promissory Note") issued by the corporation and payable to said holder. The shares of Series A Preferred Stock so exchanged and converted shall not be reissued by the corporation.

     Each Promissory Note shall evidence an aggregate principal amount equal to the number of shares of Series A Preferred Stock exchanged and converted multiplied by the Issue Price, plus any unpaid accrued dividends. The unpaid principal balance owing under the Promissory Note shall bear interest from the date of issuance until paid at a floating simple interest per annum rate which is the less of (i) two percent (2%) above the Prime Rate (as defined in Section 5 above) or (ii) the maximum rate permitted by law.

     Each Promissory Note shall be payable in twenty (20) consecutive equal quarterly installments of principal, plus accrued and unpaid interest. The first of said installments shall be due and payable on or before January 1, 1989, and a like installment shall be due and payable on or before the first business day of each succeeding calendar quarter thereafter. All unpaid principal and accrued interest shall be due and payable on or before October 1, 1993.

     The corporation shall have the right to prepay all or any portion of each Promissory Note at any time without penalty.

     Each holder of shares of Series A Preferred Stock exchanging and converting said stock shall do so in the same manner provided in Section 7(a) above for the exchange and conversion of shares of Series A Preferred Stock into Common Stock.

     8. Restriction on Corporate Actions. So long as any shares of Series A Preferred Stock remain outstanding, no corporate action of the character hereinafter set forth in this section shall be taken by the corporation without the affirmative vote or written consent of the holders of a majority in amount of the Series A Preferred Stock. The corporate actions subject to the provisions of this section are:

     a. Amending, altering or repealing any of the provisions of this Section 8 which are protective provisions for the benefit of the holders of the Series A Preferred Stock.

     b. Selling, leasing or otherwise disposing of all or substantially all of the corporation's assets.

     c.  Dissolving, liquidating or winding up the affairs of the corporation.

     d. Merging, consolidating or combining with another corporation, except when the corporation which is the subject of this instrument will be surviving corporation.

     e. Authorizing any stock ranking on a parity with or senior to the Series A Preferred Stock as to dividends or liquidating preference.

     f. Creating any bank debt, the principal amount of which exceeds an amount equal to the difference between (i) the sum of (a) one-half (1/2) of the proved oil and gas reserves of the corporation discounted at ten percent (10%) and (b) the difference between the current assets and the current liabilities of the corporation and (ii) an amount equal to the number of outstanding shares of Series A Preferred Stock multiplied by the Issue Price.

Remaining Preferred Stock
-------------------------

     The remaining 1,437,500 shares of Preferred Stock shall be issued in one or more series. The Board of Directors is hereby expressly authorized to divide and issue such shares of Preferred Stock in such series and to fix the number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series. The shares of Preferred Stock shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series, with such variations in rights and preferences to be fixed by the Board of Directors of the corporation:

          a. The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

          b. Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

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

         c. The amount payable upon shares in the event of involuntary liquidation;

         d. The amount payable upon shares in the event of voluntary liquidation;

         e. Sinking fund or other provisions, if any, or the redemption or purchase of shares;

         f. The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

         g.  Voting powers, if any; and

         h. Any other rights and preferences the Board of Directors may hereafter be permitted by law to fix.

Series B Preferred Stock
------------------------

     There is hereby created a series of Preferred Stock of the corporation consisting of one hundred twelve thousand five hundred (112,500) shares and designated as "Preferred Stock, Series B" (hereinafter referred to as the "Series B Preferred Stock"). The Series B Preferred Stock shall have the following designations, preferences, limitations, and relative rights:

     1. Dividend Provisions. The holders of Series B Preferred Stock shall be entitled to participate with holders of the Common Stock in any dividends declared and paid with respect to the Common Stock on the basis that the amount of such dividend paid in respect of each outstanding share of Series B Preferred Stock will equal the amount of the dividend in respect of each share of Common Stock times the Conversion Rate (as defined in Paragraph 3 below) as of the record date for determining stockholders entitled to such dividend.

     2. Liquidation Provisions. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, and after the full preferential liquidation amount has been paid to, or determined and set apart for, all other series of Preferred Stock hereafter authorized and issued, if any, the remaining assets of the corporation available for distribution to stockholders shall be distributed ratably to the holders of Common Stock and the holders of Series B Preferred Stock on the basis that the amount of such distribution paid in respect of each outstanding share of Series B Preferred Stock will equal the amount of the distribution in respect of each share of Common Stock times the Conversion Rate (as defined in Paragraph 3 below) as of the record date for determining stockholders entitled to such distribution. In the event the assets of the corporation available for distribution to its stockholders are insufficient to pay the full preferential liquidation amount per share required to be paid on the corporation's various other series of Preferred Stock that may then be outstanding, the entire amount of assets of the corporation available for distribution to stockholders shall be paid up to their respective full liquidation amounts first to the such other series of Preferred Stock with a liquidation preference, which amounts shall be distributed ratably among holders of each such series of Preferred Stock, and the holders of Common Stock and the Series B Preferred Stock shall receive nothing. A reorganization or any other consolidation or merger of the corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the corporation, shall not be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of this Section, and the Series B Preferred Stock shall be entitled only to (a) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transactions, (b) the rights contained in the Colorado Business Corporation Act and (c) the rights contained in other numbered Paragraphs of this "Series B Preferred Stock" section.

     3. Conversion Provisions. The Series B Preferred Stock shall be subject to the following conversion provisions:

(a)  Conversion.

(1) Subject to the terms and provisions of this Paragraph 3, each share of Series B Preferred Stock shall be convertible and shall be deemed to have been converted (the "Conversion"), without further action, into five (5) shares of Common Stock (which number of shares of Common Stock shall be subject to adjustment as provided in this Paragraph 3) of the corporation immediately following the close of business on the first day (the "Conversion Date") after March 31, 1997, that the corporation shall have a sufficient number of authorized but unissued shares of Common Stock so as to permit all shares of Series B Preferred Stock then issued to be so
     converted.   For purposes of the preceding sentence, the number of shares of authorized but unissued shares of Common Stock shall not include any shares of Common Stock that are subject to issuance upon either (a) the exercise of any then outstanding stock option, warrant or other right to acquire shares of Common Stock or (b) the conversion or exchange of any debenture or other security (other than the Series B Preferred Stock) convertible into or exchangeable for shares of Common Stock. The ratio of the number of shares of Common Stock into which each share of Series B Preferred Stock shall be convertible is sometimes referred to herein as the "Conversion Rate."

(2) Not later than thirty (30) days following the Conversion Date, the corporation shall deliver to each Holder of shares of Series B Preferred Stock a written notice (the "Conversion Notice") of such conversion, identifying the shares of Series B Preferred Stock (and the certificate number or numbers thereof) that have been so converted; provided, however, that failure of the corporation to provide such notice shall not affect the validity of the Conversion.

(3) No fractional shares of Series B Preferred Stock may be converted. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. However, in lieu of the corporation's causing or permitting the conversion into fractional shares of Common Stock, it shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the then Current Market Value (as defined in Paragraph 6 below) determined by the corporation as of the Conversion Date.

(4) The corporation shall pay in cash the cash payment, if any, due as provided in clause (a)(3) above, which cash payment shall be due on the date that the certificate or certificates representing the shares of Common Stock to be issued in connection with such conversion are due to be issued.

(5) The corporation shall have no responsibility to pay any taxes with respect to the Series B Preferred Stock or the shares of Common Stock into which the Series B Preferred Stock is to be converted.

(6) The Holder of each certificate representing shares of Series B Preferred Stock, following the corporation's delivery of the Conversion Notice to such Holder in accordance with the provisions of this Paragraph 3, shall promptly return such certificate for cancellation to the corporation at its principal place of business (currently located at 450 Sam Houston Parkway East, Suite 140, Houston, Texas 77060, U.S.A., Attention: Corporate Secretary). Whether or not returned, such certificate or certificates shall be deemed canceled, and no longer representing outstanding shares of Series B Preferred Stock, effective as of the Conversion Date (other than with respect to the right to receive accrued and unpaid dividends, if any, on the Series B Preferred Stock up to and including the Conversion Date, the right to receive the proper number of shares of Common Stock or other consideration upon the conversion thereof, and all rights of a holder of Common Stock with respect to such shares of Common Stock immediately after the conversion of such shares of Series B Preferred Stock). Within thirty
     (30) days of its receipt of such certificate for cancellation, the corporation shall complete the issuance of the shares of Common Stock and deliver the same to and in the name of the Holder thereof.

(b)  Adjustments to the Conversion Rate.

(1) If the Common Stock issuable on conversion of the Series B Preferred Stock shall be subdivided into a greater number or combined into a lesser number of shares of Common Stock, the holders of Series B Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the Common Stock which the Holders would have become entitled to received but for such change, a number of shares of common stock that would have been subject to receipt if such shares of series b preferred stock had been converted immediately before that change.

(2) If the Common Stock issuable on conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the holders of Series B Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the Common Stock which the Holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt if such shares of Series B Preferred Stock had been converted immediately before that change.

(3) If at any time there shall be a capital reorganization of the corporation's Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this subsection (b)) or merger of the corporation into another corporation, or the sale of the corporation's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the Holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or property of the corporation, or of the successor corporation resulting from such merger, to which holders of the Common Stock deliverable upon conversion of the Series B Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Series B Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (b)(3) (including adjustment of the Conversion Rate then in effect and number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(4) Any adjustments made pursuant to this paragraph (b) shall become effective at the close of business on the day upon which such capital reorganization, reclassification, reorganization, merger, consolidation, sale of assets or other event becomes effective.

(c) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Series B Preferred Stock, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustment and readjustments, (ii) the Conversion Rate at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Holder's shares of Series B Preferred Stock.

(d) Notices of Record Date. In the event of the establishment by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution, the corporation shall mail to each Holder of Series B Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purposes of such distribution and the amount and character of such distribution.

(e) Reservation of Stock Issuable Upon Conversion. At all times on and after the Conversion Date, the corporation shall make available, reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock; and if at any such time following the Conversion Date the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(f) Notices. Any notices required by the provisions of this Paragraph 3 to be given to the Holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder at such Holder's address appearing on the books of the corporation.

     4. Voting Provisions. The holders of shares of Series B Preferred Stock shall have the right, voting as a single class together with the holders of Common Stock, to a number of votes equal to the Conversion Rate for each share of Series B Preferred Stock held by them on each matter submitted to a vote of the stockholders of the Corporation. Except to the extent otherwise expressly provided or required by law, the Series B Preferred Stock shall not entitle the holders thereof to any voting rights as a separate class, and the consent of the Holders thereof as a class shall not be required for the taking of any corporate action.

    5. Retired Shares. Any shares of Series B Preferred Stock converted, purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary, to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the Colorado Business Corporation Act. All such shares upon their cancellation shall become authorized but unissued shares of Preferred Stock, $0.10 par value each, of the corporation and may be reissued as part of another series of Preferred Stock, $0.10 par value each, of the corporation.

    6. Certain Definitions. For the purposes of this "Series B Preferred Stock" section, the term "Current Market Value" per share of Common Stock shall mean either (i) if shares of Common Stock are then traded over-the-counter in the U.S., the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the Conversion Date,
(ii) if shares of Common Stock are then traded on a U.S. national securities exchange or the NASDAQ's National Market System, the value shall be deemed to be the average of the closing prices on such exchange or National Market System over the thirty (30) day period ending three days prior to the Conversion Date, or (iii) if no such trading as described in clauses (i) and (ii) above then exists, then the Current Market Value shall be determined in good faith by the corporation.

    7. U.S. Currency. Unless expressly provided herein to the contrary, all payments of cash referred to herein shall be paid in United States Dollars, and all dollar (or $) amounts referred to herein refer to United States Dollars.

                                    ANNEX I
                           FORM OF CONVERSION NOTICE
                            [Please Type or Print]

Territorial Resources, Inc.                    Date:____________________________
450 Sam Houston Parkway East, Suite 140
Houston, Texas  77060
USA
  Attention:  Corporate Secretary

Name:       ______________________________________________________
Address:    ______________________________________________________
            ______________________________________________________
            ______________________________________________________
Telephone:  ____________________  Telecopier:  ___________________
U.S. Taxpayer Identification No. or
Social Security No. (if applicable): _____________________________

The undersigned holder of the following shares of Series B Preferred Stock of Territorial Resources, Inc., a Colorado corporation (the "corporation"), hereby requests that such shares be converted into __________ shares of Common Stock of the corporation in accordance with the terms of such Series B Preferred Stock.

               SHARES OF SERIES B PREFERRED STOCK TO BE CONVERTED

Number of Shares of Series B Convertible Preferred Stock to be
Converted:_____________

Certificate Number (or Numbers):_______________________________________________

Name and Address for Issuance of Shares of Common Stock (if different from above):

                                _________________________________
                                _________________________________
                                _________________________________
                                _________________________________
Printed or Typed
 Name of Holder:    ________________________________    (Must be signed by
By (execute here):  ________________________________     registered holder)
Title:              ________________________________
(If signature is by a spouse, administrator, guardian, attorney-in-fact, officer of a corporation or other officer or capacity, please specify such capacity.)

    Simultaneously with the effective date of this amendment (the "Effective Date"), each share of the corporation's Common Stock, no par value each, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a reverse stock split, into one-third (1/3rd) of a share of the corporation's outstanding Common Stock, no par value each (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the corporation's transfer agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the corporation. Any fraction of a share of New Common Stock to which the holder would otherwise be entitled will be adjusted upward to the nearest whole share. If more than one Old Certificate shall be surrendered at one time for the account of the same Shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the corporation's transfer agent determines that a holder of Old Certificates has not tendered all his or her certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.


                                   ARTICLE V
                                   ---------
                Right of Directors to Contract with Corporation
                -----------------------------------------------

    No contract or other transaction between the corporation and one or more of its directors or any other corporation, firm, association, or other entity in which one or more of its directors are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at the meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction or solely because their votes are counted for such purpose if:

        (a) The fact of such relationship or interest is disclosed or known to the board of directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or

        (b) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

        (c) The contract or transaction is fair and reasonable to the corporation.

    Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction.


                                   ARTICLE VI
                                   ----------
                             Corporate Opportunity
                             ---------------------

    The officers, directors and other members of management of this corporation shall be subject to the doctrine of "corporate opportunities" only insofar as it applies to business opportunities in which this corporation has expressed an interest as determined from time to time by this corporation's board of directors as evidenced by resolutions appearing in the corporation's minutes. Once such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors, and other members of management of this corporation shall be disclosed promptly to this corporation, and made available to it. The board of directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this corporation, through its board of directors, has designated an area of interest, the officers, directors and other members of management of this corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other member of management of this corporation to continue a business existing prior to the time that such area of interest is designated by the corporation. This provision shall not be construed to release any employee of this corporation (other than an officer, director or member of management) from any duties which he may have to this corporation.

                                  ARTICLE VII
                                  -----------
                                Indemnification
                                ---------------
                              Directors and Others
                              --------------------

    1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    2. The corporation shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation; but no indemnification shall be made in response of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

    3. To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in this article or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    4. Any indemnification under paragraph 1 or 2 of this article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said paragraphs 1 or 2. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

    5. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized in paragraph 4 of this article upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this article.

    6. The indemnification provided by this article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

    7. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this article.

    8. A unanimous vote of each class of shares entitled to vote shall be required to amend this article.


                                  ARTICLE VIII
                                  ------------
                               Shareholder Voting
                               ------------------

    A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

    When, with respect to any action to be taken by shareholders of this Corporation, the laws of Colorado require the vote or concurrence of the holders of two-thirds of the outstanding shares, of the shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of a majority of such shares or class or series thereof.


                                   ARTICLE IX
                                   ----------
                        Adoption and Amendment of Bylaws
                        --------------------------------

    The initial Bylaws of the corporation shall be adopted by its board of directors. The power to alter or amend or repeal the Bylaws or adopt new Bylaws shall be vested in the board of directors, but the holders of common stock may also alter, amend or repeal the Bylaws or adopt new bylaws. The bylaws may contain any provisions for the regulation and management of the affairs of the corporation not inconsistent with law or these Articles of Incorporation.


                                   ARTICLE X
                                   ---------
                     Registered Office and Registered Agent
                     --------------------------------------

    The address of the registered office of the corporation is 10341 Rowlock Way, Parker, CO 80134, and the name of the registered agent at such address is Donald L. Oliver. Either the registered office or the registered agent may be changed in the manner permitted by law.


                                   ARTICLE XI
                                   ----------
                           Initial Board of Directors
                           --------------------------

    The number of directors of the corporation shall be fixed by the Bylaws of the corporation, except the initial board of directors of the corporation shall consist of five directors. The names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders and until their successors are elected and shall qualify are as follows:

  NAME                          ADDRESS
  ----                          -------

  David L. Egleston             717 Seventeenth Street
                                Suite 2600
                                Denver, Colorado 80202

  James R.Roshard               717 Seventeenth Street
                                Suite 2600
                                Denver, Colorado 80202

  Shelby S. Dark, Jr.           717 Seventeenth Street
                                Suite 2600
                                Denver, Colorado 80202

  E. Lee Gorsuch                717 Seventeenth Street
                                Suite 2600
                                Denver, Colorado 80202

  William D. Jennings           717 Seventeenth Street
                                Suite 2600
                                Denver, Colorado 80202


                                  ARTICLE XII
                                  -----------
                                  Incorporator
                                  ------------

  The name and address of the incorporator is as follows:

  NAME                          ADDRESS
  ----                          -------

  Paul H. Metzinger             Nelson & Harding
                                717 Seventeenth Street
                                Suite 2600
                                Denver, Colorado 80202